Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 1, 2022, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-263165) and related Prospectus of Cara Therapeutics, Inc. for the registration of $300,000,000 of its common stock, preferred stock, debt securities and warrants.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 9, 2022